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ASPECT COMMUNICATIONS CORPORATION

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Notes:

January 10, 2003

Dear Fellow Aspect Shareholders:

DO NOT BE MISLED!! Scepter has filed a barrage of letters that we believe are designed to keep Aspect shareholders from focusing on the facts. Take a look. Despite its claims to the contrary, there is no rights offering from Scepter Holdings. In fact, Scepter currently does not even have the authority to conduct a rights offering. All Scepter can do is dissent and, we believe, spread misconceptions about Aspect. And that is exactly what they are doing.

Scepter has not yet notified the Company that it actually obtained the 10% of Aspect’s outstanding shares required to call a shareholder meeting. Were they to acquire that 10%, Scepter still would have NO RIGHT TO DO A RIGHTS OFFERING!! All Scepter has the right to do, once they have the 10% required by Aspect’s by-laws, is call a shareholder meeting.

And, once a meeting is called, the ONLY thing Scepter can ask you to do is to replace your highly experienced Board of Directors with a group of Scepter’s employees – two of whom appear from Scepter’s filings to be recent college graduates (Class of 2000)! Scepter admits that its Board would be placeholders, interim Directors. Ask yourself, do you think it is in your best interest to turn over control of your Company to employees of Scepter instead of our highly experienced Board? With today’s increased emphasis on good corporate governance and the independence of boards, do you think a Board of Directors that is 100% comprised of Scepter employees is a good idea? If currently proposed NASDAQ and SEC rules were in effect today, Scepter’s proposed slate of directors would VIOLATE SUCH RULES.

Who would be responsible for safeguarding YOUR best interests?

Moreover, do you want to risk your considerable investment in Aspect, and jeopardize the Company’s ongoing business, by destabilizing the Company’s corporate infrastructure and subjecting the Company to massive instability? It would take months for Scepter to conduct a rights offering. What impact do you think that an extended disruption would have on Aspect’s business, its customers and employees?

Only AFTER Aspect’s entire board has been replaced, and the business disrupted, can Scepter even begin to think of doing a rights offering! Where will the stock price be then? Scepter wants you to believe that there are profits to be taken in its non-existent rights offering. DO NOT BE DECEIVED!! If, on January 21, the Vista transaction is defeated, there is no guarantee that Aspect’s stock price will not fall. Today, Aspect stock closed at $3.37. You should be aware that, according to Scepter’s own filings, approximately two-thirds of the volume in Aspect stock from December 6, 2002 through December 31, 2002 was the result of Scepter purchasing stock in the open market. Given these facts, one can only conclude that Scepter is primarily responsible for driving up the price of the stock. You cannot assume anything about Aspect’s future stock price. You cannot assume a rights offering of any kind will be effected that shareholders will want to participate in, or if effected, at what price. We believe that all you can assume is that Scepter’s filings have everything to do with Scepter’s own financial objectives and are potentially disruptive to Aspect’s long-term business success.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
FOR THE VISTA TRANSACTION

Very simply, we believe that Scepter suspects that its phantom rights offering, if ever conducted, would be undersubscribed. Therefore, by purchasing all of the unsubscribed shares in a rights offering, Scepter would acquire control of a huge block of Aspect’s shares. Yet Scepter does not state that in its public filings.

One more thing. We believe that the Vista transaction provides stability and certainty of financing and, while Scepter is complaining about the fees associated with this transaction, the loss of value created by the disruption of your Company could be FAR FAR more expensive.

Your vote is extremely important—no matter how many or how few shares you own. Shareholders may conveniently vote their shares by Internet, telephone, or by signing, dating and returning the proxy. Shareholders should follow the instructions found on their proxy card or vote instruction form. By voting FOR the Vista transaction, Aspect Communications can move ahead with its plans as a stronger, more focused Company competing on a global basis.

Do not be misled. Do not be deceived. Your Board of Directors urges you to focus on the facts and vote “For” the Vista transaction on January 21, 2003.

Sincerely,

/s/    BEATRIZ V. INFANTE

Beatriz V. Infante
Chairman, President, and Chief Executive Officer

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor.

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